Innopump, Inc. d/b/a/ Versadial
305 Madison Avenue, Suite 4510
New York, NY 10165

March 14, 2008

Gerhard Brugger
Schongauerstrasse 10
87616 Marktoberdorf Germany

Re: Amended and Restated License Agreement – Royalty and Consulting Payments

Dear Jerry:

Reference is hereby made to that certain Sub-License Agreement ("Sub-License") dated May 25, 2005 (effective June 1, 2005) between Sea Change Group, LLC ("Sea Change") and Innopump, Inc. ("Innopump") whereby Innopump acquired the rights of, and agreed to perform the obligations of, Sea Change under the Amended and Restated License Agreement dated January 1, 2003 between you, Gerhard Brugger, (as assignee of Anton Brugger) and Sea Change ("License Agreement"). This letter shall confirm our recent discussions and agreement in connection with certain payments and responsibilities thereunder.

I. As of February 29, 2008, Innopump owed the following payments aggregating $667,360.20 under the License Agreement, which were the only outstanding amounts due under the License Agreement (collectively the "February 29 Obligations"):

A. **Net Royalties** of $667,360.20
These royalties consist of the following:

Min. Royalty	2005	$50,000.00
Min. Royalty	2006	$300,000.00
Min. Royalty	2007	$400,000.00
Min. Royalty	2008	$ 83,333.00
Less Royalties on shipments actually paid		$(165,972.80)
Balance Due		$667,360.20

B. **Technical consulting payments** $-0- All payments are current.

II. You, Gerhard Brugger hereby acknowledge that Innopump is not in default under the License Agreement and Sublicense; subject to the following:

A. Innopump shall pay you the following amounts toward royalty payments:
March 2008 – May 2008 $ 7,500 per month
June 2008 – March 2009 $22,500 per month

B. Commencing April 1, 2009, the Company will resume payment of current actual royalty payments which will be the greater of the minimum royalty due for the current month or the amount as calculated on actual sales.

C. On April 1, 2009, we will enter into discussions leading to a written agreement providing for payment of the February 29 Obligations plus any additional royalty obligation accruing through that date not otherwise paid in accordance with this agreement.

and;

D. The technical consultant payments, which are current, are paid timely each month.

III. Innopump shall have the right to to pre-pay any of the February 29 Obligations at any time without premium or penalty.

IV. All other terms and conditions of the License Agreement and Sub-license are hereby confirmed and remain in full force and effect.

If the foregoing correctly sets forth our agreement, kindly sign and return the enclosed copy of this letter and it shall therefore become a binding agreement between us.

Very truly yours,
Innopump, Inc.

By: ______________________
Geoffrey Donaldson
CEO

AGREED AND ACCEPTED:

____
Gerhard Brugger